Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated August 13, 2025 relating to the Common Stock, $0.0001 par value per share, of Erasca, Inc. shall be filed on behalf of the undersigned.

SUVRETTA CAPITAL MANAGEMENT, LLC By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: General Counsel and Chief Compliance Officer

AVERILL MASTER FUND, LTD. By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: Authorized Signatory

AARON COWEN By: /s/ Aaron Cowen